EXHIBIT 10.1

Second Amendment to EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan

    WHEREAS, EOG Resources, Inc. (the "Company") has heretofore adopted and maintains the EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (as amended by the First Amendment to EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan, dated effective as of September 4, 2008, the "Plan"); and

    WHEREAS, the Company desires to amend the Plan, and the Compensation Committee of the Board of Directors of the Company and the stockholders of the Company, pursuant to Section 15.1 of the Plan, have approved the proposed amendments to the Plan set forth below;

    NOW, THEREFORE, the Plan is amended as follows:

    1. Clause (a) of Section 2.6 of the Plan is hereby amended and restated in its entirety to provide as follows:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time, (the "Exchange Act") (a "Covered Person") of Beneficial Ownership of 20% or more of either (i) the then outstanding shares of the common stock of the Company (the "Outstanding Company Common Stock"), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a) of this Section 2.6, the following acquisitions shall not constitute a Change in Control of the Company: (1) any acquisition of shares of the Company directly from the Company, (2) any acquisition of shares of the Company by the Company, (3) any acquisition of shares of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition of shares of the Company by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection 2.6(c) of this Section 2.6 or (5) an acquisition by a Qualified Institutional Investor, but only for so long as such investor remains a Qualified Institutional Investor; or

    2. Sections 2.35, 2.36, 2.37, 2.38, 2.39, 2.40, 2.41, 2.42, 2.43, 2.44, 2.45 and 2.46 shall be renumbered as Sections 2.36, 2.37, 2.38, 2.39, 2.40, 2.41, 2.42, 2.43, 2.44, 2.45, 2.46 and 2.47, respectively and a new Section 2.35 shall be added to the Plan to provide as follows:

2.35 "Qualified Institutional Investor" means, as of any time of determination, a Person that is described in Rule 13d-l(b)(1) promulgated under the Exchange Act (as such Rule is in effect on the date hereof) and is eligible to report (and, if such Person is the Beneficial Owner of greater than 5% of the shares of common stock of the Company, does in fact report) beneficial ownership of common stock of the Company on Schedule 13G, and such Person (i) is not required to file a Schedule 13D (or any successor or comparable report) with respect to its beneficial ownership of common stock of the Company, and (ii) shall be the Beneficial Owner of less than 15% of the Outstanding Company Common Stock; provided, however, that a Person which would constitute a Qualified Institutional Investor except for its failure to satisfy clause (ii) of this definition shall nonetheless constitute a Qualified Institutional Investor if (A) such Person or an Affiliate of such Person shall have, as of December 31, 2004, reported beneficial ownership of greater than 5% of the common stock of the Company for a period of two consecutive years, (B) such Person shall be the Beneficial Owner of less than 15% of the Outstanding Company Common Stock (including in such calculation the holdings of all of such Person's Affiliates and Associates (as defined in Rule 12b-2 of the Exchange Act) other than those which, under published interpretations of the Securities and Exchange Commission or its Staff, are eligible to file separate reports on Schedule 13G with respect to their beneficial ownership of the common stock of the Company), and (C) such Person shall be the Beneficial Owner of less than 30% of the Outstanding Company Common Stock.

Solely for the purposes of the above definition of "Qualified Institutional Investor", a person shall be deemed to be the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly; (ii) which such Person or any of such Person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to (ii)(B) above) or disposing of any securities of the Company.

    3. Section 4.2(a) of the Plan is hereby amended and restated in its entirety to provide as follows:

4.2 Dedicated Shares; Maximum Awards.

(a) Number of Shares of Stock Dedicated under the Plan for Awards.

(i) The aggregate number of shares of Stock with respect to which Awards may be granted under the Plan is 12,900,000.

(ii) The aggregate number of shares of Stock with respect to which Full Value Awards may be granted under the Plan is 4,800,000.

(iii) The aggregate number of shares with respect to which ISOs may be granted under the Plan is 2,000,000.

    4. Clauses (a) and (b) of Section 13.1 of the Plan are hereby amended and restated in their entirety to provide as follows:

(a) Any and all Options and SARs granted hereunder shall become immediately vested and exercisable upon the effective date of the Change in Control of the Company;

(b) any Period of Restriction and restrictions imposed on Restricted Stock and Restricted Stock Units shall lapse upon the effective date of the Change in Control of the Company;

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AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.

    Dated effective as of January 1, 2010.

ATTEST:	EOG RESOURCES, INC.

By: /s/ MICHAEL P. DONALDSON	By: /s/ PATRICIA L. EDWARDS
Name: Michael P. Donaldson	Name: Patricia L. Edwards
Title: Corporate Secretary	Title: Vice President, Human Resources and Administration